UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2013 (June 14, 2013)

Quality Distribution, Inc.

(Exact name of Registrant as specified in its charter)

Florida	000-24180	59-3239073
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4041 Park Oaks Blvd., Suite 200

Tampa, Florida 33610

(Address of principal executive offices) (Zip Code)

(813) 630-5826

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definition Agreement.

On June 14, 2013, Quality Distribution, Inc. (the “Company”) and its wholly owned subsidiary, Quality Distribution, LLC (“QD LLC”), added a $17.5 million senior secured term loan facility (the “Term Loan Facility”) to QD LLC’s existing senior secured asset-based revolving credit facility (the “ABL Facility”) pursuant to the Credit Agreement dated as of August 19, 2011, with Bank of America, N.A., as administrative agent and collateral agent, and the lenders party thereto from time to time (as amended, including pursuant to the Second Amendment described below, the “Amended Credit Agreement”). QD LLC expects to use the proceeds of the Term Loan Facility, together with borrowings under the ABL Facility and/or cash on hand, to effect the redemption described below under “Other Events.”

The increase was effectuated through a Second Amendment to Credit Agreement (the “Second Amendment”) dated as of June 14, 2013 (the “Amendment Effective Date”), among the Company, QD LLC, the other loan parties party thereto, Bank of America, N.A., as administrative agent and collateral agent, and the lenders party thereto. The Amended Credit Agreement permits QD LLC to draw a term loan in an aggregate principal amount not to exceed $17.5 million.

One borrowing under the Term Loan Facility may be made at any time during the 60-day period commencing on the Amendment Effective Date. Borrowings under the Term Loan Facility bear interest at a rate per annum equal to an applicable margin plus, at the Company’s option, either a base rate or LIBOR. The initial applicable margin is 2.50% for base rate borrowings and 3.50% for LIBOR borrowings, with a potential step-down after 18 months based on a senior secured leverage ratio to 2.25% for base rate borrowings and 3.25% for LIBOR borrowings. QD LLC may voluntarily repay outstanding loans under the Term Loan Facility at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans. Obligations under the Term Loan Facility mature on the earlier of third anniversary of the Amendment Effective Date and the date on which the ABL Facility terminates.

All obligations under the Term Loan Facility are guaranteed by the Company and the Company’s wholly-owned domestic restricted subsidiaries (other than immaterial subsidiaries) pursuant to a Guarantee and Collateral Agreement, dated as of August 19, 2011, among the Company, QD LLC, each of the Company’s subsidiaries party thereto, and Bank of America, N.A., as administrative agent and collateral agent (the “Guarantee and Collateral Agreement”). Further, pursuant to the Guarantee and Collateral Agreement obligations under the Term Loan Facility, and the guarantees of those obligations (as well as cash management obligations and any interest hedging or other swap agreements), are secured by a first priority lien on substantially all of the assets of QD LLC and the guarantors.

The Term Loan Facility is otherwise subject to terms and conditions similar to those applicable to the ABL Facility. The maturity, interest rate and other material terms and conditions of the ABL Facility remain the same.

The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amendment, a copy of which is filed herewith as Exhibit 10.1 and is incorporated in this Item 1.01 by reference.

Item 8.01	Other Events

On June 17, 2013, the Company announced that its wholly owned subsidiaries, Quality Distribution, LLC and QD Capital Corporation, plan to redeem $22,500,000 outstanding principal amount of their 9.875% Second-Priority Senior Secured Notes due 2018 on July 15, 2013 (the “Redemption Date”). The redemption price for the 2018 Notes will be equal to 100% of the aggregate redemption amount of $22.5 million (plus accrued but unpaid interest up to the Redemption Date) plus a 3.0% premium. This redemption is expected to be funded with net proceeds from the Term Loan Facility, plus borrowings under the existing ABL Facility and/or cash on hand.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits The following exhibits are filed herewith:

10.1	Second Amendment to Credit Agreement, dated as of June 14, 2013, by and among Quality Distribution, Inc., Quality Distribution, LLC, the other loan parties party thereto, Bank of America, N.A., as administrative agent and collateral agent, and the lenders party thereto

99.1	Press Release of Quality Distribution, Inc. dated June 17, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 18th day of June, 2013.

QUALITY DISTRIBUTION, INC.

By:	/s/ John T. Wilson
John T. Wilson
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Second Amendment to Credit Agreement, dated as of June 14, 2013, by and among Quality Distribution, Inc., Quality Distribution, LLC, the other loan parties party thereto, Bank of America, N.A., as administrative agent and collateral agent, and the lenders party thereto.

99.1	Press Release of Quality Distribution, Inc. dated June 17, 2013.